Loan Agreement

February 25, 2004

To: The Bank of Tokyo-Mitsubishi UFJ

Address: 2-1-10 Saiwai-cho, Hitachi-shi, Ibaraki Prefecture
Borrower: Kinbasha, Co., Ltd.
Masatoshi Takahama, Representative Director
____

Address:
Joint Surety:
____

Address:
Joint Surety:
____

The Borrower hereby enters into this loan agreement with the Bank upon accepting the provisions of the agreement on bank transactions separately furnished.

Article 1 (Loans for Consumption)

The Borrower has received a loan from the Bank as follows.

1. Borrowed amount: JPY 2,262,000,000
2. Use of the funds: capital investment
3. Interest rate: 2.8 percent per annum
   (on a per diem basis assuming that there are 365 days per year)
   Default charge: 14 percent per annum
4. Credit Guarantee by credit guarantee association: N/A
5. Repayment methods
   (1) The first and the last repayments shall be made as follows:
   First repayment date: March 25, 2004
   First repayment amount: JPY 12,550,000
   Last repayment date: February 25, 2019

Last repayment amount: JPY 15,550,000

(2) The second and subsequent payments (excluding the last) shall be made as follows:
Second repayment date: April, 2004
Second repayment amount: JPY 12,550,000
Third repayment date: January 1, 2019
Third repayment amount: JPY 12,550,000

(3) Every repayment date of the above (2) shall be 25th day.

(4) If any repayment date falls on a holiday, the following day shall be the repayment date (cross out unnecessary one(s)):
1. ~~The immediately preceding business day~~
2. The next succeeding business day
3. ~~The next succeeding business day, but if such day would fall in the next calendar month, the immediately preceding business day~~

6. Interest payment method
(1) Interest payments are due on the date of loan and the monthly anniversary date of the day specified in (3) of the preceding item, and interest shall be paid in advance for the period from the date of loan (in the case of second and subsequent payments, the day following each interest payment date) to the next interest payment date (in the case of the last payment, the last repayment due date).
(2) If any of interest payment dates falls on a holiday, (4) of the preceding item shall be followed.

7. Deposit Account for repayment
Mito Branch, The Bank of Tokyo-Mitsubishi UFJ
Account type: ordinary account
Account no: 0158699
Account name: the Borrower

Article 2 (Partial Prepayment)

If the Borrower prepays part of the loan, it shall continue to repay the loan in accordance with the preceding Article unless otherwise notified, and the last repayment due date shall be accelerated.

Article 3 (Promissory Notes)

1. The Borrower shall, with respect to the loan in Article 1, draw a promissory note of

the amount and payable date designated by the Bank and pledge it to the Bank, and the same shall apply thereafter until the last repayment due date.

2. The Borrower may, with consent of the Bank, omit the pledge of the promissory note stipulated in the preceding Paragraph; provided, however, that if the Bank so requests later, the Borrower shall immediately perform the provisions of the preceding Paragraph and pledge the promissory note to the Bank.

Article 4 (Withdrawals of Principal and Interest, etc. from Deposit Account)

(a) With respect to the principal to be paid by the Borrower, please withdraw the repayment amount from the account for repayment that is specified in item 7, Article 1 on the agreed payment date, and appropriate it to the repayment.

  (i) With respect to this handling, notwithstanding checking account rules or ordinary deposit account / multipurpose account transaction rules, submission of a check or the passbook of ordinary deposit account / multipurpose account and the withdrawal request form thereof will be omitted.

  (ii) If the amount of the payment fund in the deposit account for repayment is less than the payment amount on the repayment date, the Bank may transact the same whenever after the fund reaches the payment amount.

(b) Interest, delinquency charge and other charges in connection with this loan may be withdrawn from the deposit account for repayment pursuant to (a) of this Article.

(c) If the methods described in (a) and (b) of this Article are not used, instructions of the Bank will be followed.

Article 5 (Bearing of Expenses)

The Borrower shall bear any expenses incurred with respect to this agreement, such as expenses for preparing this agreement, the deed stipulated in Article 7 and disposition of collaterals.

Article 6 (Guarantees)

(1) The Guarantor shall be jointly and severally liable to any of obligations that the Borrower owns under this agreement and, with respect to the performance thereof, shall comply with this agreement in addition to the agreement on bank transactions separately provided by the Borrower.

(2) The Guarantor shall not claim discharge even if the Bank, for its own reasons, has amended or cancelled any security or other guarantees.

(3) The Guarantor shall not make a set-off with deposits and other receivables the

Borrower has against the Bank.

(4) If the Guarantor has performed its guarantee obligations under this agreement, if any transaction between the Borrower and the Bank is ongoing, any right obtained from the Bank by subrogation shall not be exercises without consent of the Bank. If the Bank so requests, such right or the order shall be assigned to the Bank gratuitously.

(5) If the Guarantor has provided any other guarantee with respect to obligations of the Borrower to the Bank in addition to the guarantee herein, the total amount guaranteed shall be the combined total of these guarantees unless otherwise stipulated by special provisions, and the guarantee herein shall not affect other guarantees.

Article 7 (Notarial Deed)

If the Bank so requests, the Borrower and the Guarantor shall immediately request a notary public to procure the execution of a notarial deed that shall approve the obligations under this agreement and accept the enforcement by the Lender.

End

(Special Provisions)

(For Reference)

Interest shall be calculated, whether ordinary year or leap year, by the following formula:

Principal * x days x interest rate per annum / 365 = interest (round down fractions of less than 1 yen)

*minimum denomination on which interest is calculated: 100 yen